Exhibit 10.6

LANDOS BIOPHARMA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

APPROVED BY THE BOARD OF DIRECTORS ON

March 30, 2021

Each member of the Board of Directors (the “Board”) of Landos Biopharma, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the closing of the initial public offering (the “IPO”) of the Company’s common stock (the “Common Stock”), each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:

(a)All Eligible Directors: $45,000

(b)Chairperson of the Board: $30,000

2.Annual Committee Chair Service Retainer:

(a)Chairperson of the Audit Committee: $20,000

(b)Chairperson of the Compensation Committee: $15,000

(c)Chairperson of the Nominating and Corporate Governance Committee: $10,000

3.Annual Committee Member Service Retainer:

(a)Member of the Audit Committee: $10,000

(b)Member of the Compensation Committee: $7,500

(c)Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

Equity awards will be granted under the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”).

(a)

Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will automatically receive a Nonstatutory Stock Option to purchase [36,000] shares of common stock. The Initial Grant shall vest in equal monthly installments such that the option is fully vested on the third anniversary of the grant date.

(b)	Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of the Company’s

Stockholders, each person who is then a Non-Employee Director will automatically receive a Nonstatutory Stock Option to purchase 18,000 shares of common stock. Each Annual Grant will vest upon the one-year anniversary measured from the date of grant.

(c)	Vesting. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date.
(d)

Calculation of Value of a Nonstatutory Stock Option. The value of a Nonstatutory Stock Option to be granted under this Director Compensation Policy will be determined based on the Fair Market Value per share on the grant date.

(e)

Remaining Terms. The remaining terms and conditions of each Nonstatutory Stock Option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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